The business integration described in this press release involves securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

June 17, 2016

Company: Showa Shell Sekiyu K.K.
(Code Number: 5002, TSE 1st Section)
Representative：Group CEO, Representative Director Tsuyoshi Kameoka
Contact: Corporate Communications, Tomoji Nakamura
Tel: +81-3-5531-5793

Announcement on Schedule of Integration
 with Idemitsu Kosan Co., Ltd.

As announced in the press release of the “Full-scale Discussions Aimed at Management Integration with Idemitsu Kosan Co., Ltd., Notice of Changes of Major Shareholder” issued by Showa Shell Sekiyu K.K. (“SSSKK”) on July 30, 2015, Idemitsu Kosan Co., Ltd. (“Idemitsu”) has entered into a share transfer agreement with subsidiary companies of Royal Dutch Shell to purchase 125,261,200 of SSSKK shares from Royal Dutch Shell (the “Share Transfer”).

Also, as announced in the press release of the “Execution of Memorandum of Understanding Regarding the Business Integration of Showa Shell Sekiyu K.K. and Idemitsu Kosan Co., Ltd.” issued on November 12, 2015, SSSKK and Idemitsu have been preparing for the business integration of the two companies (the “Business Integration”) to launch a new company (“NewCo”) between October 2016 and April 2017. However, considering the progress of the review of business combination by the Japan Fair Trade Commission for the Share Transfer, we hereby announce the new schedule of Business Integration as below.

1. Reason for the Change in the Schedule of the Business Integration
With respect to the Share Transfer, the transfer of shares is subject to the completion of the review of business combination by the Japan Fair Trade Commission and the completion of review by the relevant competition law authorities in jurisdictions outside Japan. We hereby announce the new schedule of Business Integration, which is planned to be implemented after the completion of the Share Transfer, considering the progress of the review of business combination by the Japan Fair Trade Commission in relation to the Share Transfer.
Reviews by the relevant competition law authorities in jurisdictions outside Japan required for the Share Transfer have already been completed.

2. Change to the Schedule of the Business Integration

	Old	New
Effective Date of Business Integration	Between October 2016 and April 2017	April 1, 2017 (planned)

Note:
The schedule above may be changed upon consultation between SSSKK and Idemitsu, if the schedule of the Business Integration needs to be changed for certain reasons such as delays in the review process by the relevant authorities under the Anti-Monopoly Act or any other competition laws and the consideration and progress of schedule of preparation for the Business Integration required for a smooth start of operations on the first day of NewCo, or for other reasons.

This document includes “forward-looking statements” that reflect the plans and expectations of Showa Shell Sekiyu K.K. and Idemitsu Kosan Co., Ltd. in relation to, and the benefits resulting from, their business integration described above. To the extent that statements in this document do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of the SSSKK in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the actual results, performance, achievements or financial position of one or both of the Companies (or the NewCo group) to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. The Companies undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by the Companies (or the NewCo group) in their subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission. The risks, uncertainties and other factors referred to above include, but are not limited to:

(1) economic and business conditions in and outside Japan;
(2) changes in costs of crude oil and other materials and exchange rates;
(3) changes in interest rates on loans, bonds and other indebtedness of the Companies, as well as changes in financial markets;
(4) changes in the value of assets (including pension assets), such as securities;
(5) changes in laws and regulations (including environmental regulations) relating to the Companies’ business activities;
(6) rise in tariffs, imposition of import controls and other developments in the Companies’ main overseas markets;
(7) interruptions in or restrictions on business activities due to natural disasters, accidents and other causes;
(8) the Companies’ being unable to complete the Business Integration due to the reasons such that the Companies are not able to execute the Definitive Agreement with regard to the Business Integration, the necessary procedures including approval of the agreement with regard to the Business Integration by the shareholders meetings of the Companies are not implemented;
(9) delays in the review process by the relevant competition law authorities or the clearance of the relevant competition law authorities’ or other necessary approvals’ being unable to be obtained; and
(10) inability or difficulty of realizing synergies or added value by the Business Integration by the NewCo group.